Exhibit 99.1

Autonomix Medical, Inc. Reports Third Quarter Fiscal Year 2025 Financial Results and Provides a Corporate Update

Ongoing proof-of-concept (PoC) clinical trial in pain associated with pancreatic cancer with topline data on track for 1H 2025

Continued solid execution on milestones with several design locks and key development objectives met in the quarter

Company remains on track to submit an Investigational Device Exemption (“IDE”), and if approved, will initiate US clinical trials in 2025 to support a De Novo application for FDA approval

THE WOODLANDS, TX — February 13, 2025 – Autonomix Medical, Inc. (NASDAQ: AMIX) (“Autonomix” or the “Company”), a medical device company focused on advancing precision nerve-targeted treatments, today reported financial results for the third quarter fiscal year 2025 ended December 31, 2024 and provided a corporate update.

Quarter Highlights

●

Expanded intellectual property estate with U.S. patent grant covering technology including, but not limited to, systems, methods and devices for transvascular treatment of cancerous tumors and cancer related pain;

●	Bolstered regulatory and quality team to support clinical and regulatory initiatives in anticipation of FDA approval process;
●	Achieved design lock for radio frequency (“RF”) ablation catheter following successful completion of animal testing; and
●	Extended cash runway with $10 million underwritten public offering, before deducting underwriter discounts and other financing expenses, including partial exercise of over-allotment option.

“We are making significant progress across multiple fronts and remain fully focused and committed to executing on our strategic priorities. On the clinical front, we remain on track to report topline data from our PoC trial in the first half of 2025 and have made significant progress toward initiating studies in the US in the second half of this year, which will be used in our regulatory filings to obtain a potential clearance for pancreatic cancer pain in 2027. We have achieved design lock for our ASIC microchip and RF ablation catheter, which represent key milestones in the advancement of our innovative technology,” commented Brad Hauser, Chief Executive Officer of Autonomix. “With important key data readouts on the horizon and continued progress toward potential FDA approval, we believe we are positioned for a strong year ahead. We hope to leverage this momentum to drive long-term value for our shareholders.”

The Company’s first-in-class technology platform utilizes a catheter-based microchip sensing array antenna that has the ability to detect and differentiate neural signals with up to 3,000 times greater sensitivity than currently available technologies. Once target nerves are identified, Autonomix uses its proprietary RF ablation technology to kill targeted nerves, enabling a precision guided sense, treat and verify approach to addressing a number of disease categories from chronic pain management to hypertension and cardiology. Current approaches, primarily relying on opioids or invasive ethanol injections, can provide only limited relief and may lead to risky side effects.

Expected Upcoming Milestones

●	1H 2025: Report topline data from PoC trial
●	2025: Initiate clinical trials in the United States
●	2026: Report topline data from US human trials
●	2026: De novo submission
●	2027: Potential FDA clearance

For more information about the Company’s technology, please visit autonomix.com.

Summary of Financial Results for Three and Nine Months Ended December 31, 2024

For the three months ended December 31, 2024 and 2023, the Company incurred net losses of $2.7 million and $3.1 million, respectively.

General and administrative expense was $1.7 million for the three months ended December 31, 2024 compared to $2.2 million for the same period in 2023. This $0.5 million decrease was driven primarily by a decrease in advertising expense of $1.3 million, offset by increases in officer and employee compensation and benefits of $0.3 million, as we expanded our management team, stock-based compensation of $0.2 million, insurance expense of $0.1 million, franchise tax of $0.1 million and legal and professional fees of $0.1 million.

Research and development expense was $1.0 million for the three months ended December 31, 2024 compared to $0.7 million for the same period in 2023. The increases in research and development expenses during the current year was mainly attributed to the Company’s clinical trial and product development costs.

For the nine months ended December 31, 2024 and 2023, the Company incurred net losses of $8.2 million and $10.0 million, respectively, and had net cash flows used in operating activities of $5.7 million and $4.4 million, respectively.

General and administrative expense was $5.1 million for the nine months ended December 31, 2024 compared to $3.5 million for the same period in 2023. This $1.6 million increase was driven primarily by increases in officer and employee compensation and benefits of $1.2 million, as we expanded our management team, stock-based compensation of $0.7 million, insurance expense of $0.3 million, legal and professional fees of $0.4 million, franchise tax of $0.2 million, and board of directors compensation of $0.1 million, offset by a decrease in advertising expense of $1.3 million.

Research and development expense was $3.2 million for the nine months ended December 31, 2024 compared to $1.5 million for the same period in 2023. This $1.7 million increase in research and development expenses during the current year was mainly attributed to the Company’s clinical trial and product development costs.

As of December 31, 2024, the Company had cash of $11.8 million.

About Autonomix Medical, Inc.

Autonomix is a medical device company focused on advancing innovative technologies to revolutionize how diseases involving the nervous system are diagnosed and treated. The Company’s first-in-class platform system technology includes a catheter-based microchip sensing array that may have the ability to detect and differentiate neural signals with approximately 3,000 times greater sensitivity than currently available technologies. We believe this will enable, for the first time ever, transvascular diagnosis and treatment of diseases involving the peripheral nervous system virtually anywhere in the body.

We are initially developing this technology for the treatment of pain, with initial trials focused on pancreatic cancer, a condition that causes debilitating pain and is without a reliable solution. Our technology constitutes a platform to address dozens of potential indications, including cardiology, hypertension and chronic pain management, across a wide disease spectrum. Our technology is investigational and has not yet been cleared for marketing in the United States.

For more information, visit autonomix.com and connect with the Company on X, LinkedIn, Instagram and Facebook.

Forward Looking Statements

Some of the statements in this release are “forward-looking statements,” which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the events set forth in the section “Expected Upcoming Milestones”, the potential of the technology to treat pain associated with pancreatic cancer, to successfully enroll patients within the specific timeframe, and to complete its clinical study in pancreatic cancer pain. Such forward-looking statements can be identified by the use of words such as “should,” “might,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.”

Although Autonomix believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in the Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on May 31, 2024 and the Offering Prospectus filed with the SEC on November 25, 2024, and from time to time, our other filings with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained and Autonomix does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor and Media Contact

JTC Team, LLC

Jenene Thomas

908-824-0775

autonomix@jtcir.com